EXHIBIT 99.1

      COLLECTORS UNIVERSE LAUNCHES NEW SERVICE IN PROFESSIONAL COIN GRADING
                                SERVICE DIVISION

    NEWPORT BEACH, Calif., Oct. 10 -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading and other value-added services to dealers and collectors of high-value collectibles, announced today that it has initiated a new service to provide attributions according to the die-variety of Morgan design and Peace design Silver Dollars. Currently, the Company's Professional Coin Grading Service ("PCGS") Division provides authentication and grading of these highly popular coins. PCGS's new service will provide attributions to more than 3,000 die-varieties defined by the Comprehensive Catalogue and Encyclopedia of Morgan & Peace Dollars, and assigned variety numbers with a "VAM" number notation named after the authors of the book, Van Allen and Mallis.

    David Hall, President of Collectors Universe and founder of PCGS, stated, "The coin collecting trend is rapidly moving in a more sophisticated direction. Collecting by die-variety has become very popular in the past few years and Morgan and Peace dollar 'VAM' variety collecting is a heavily concentrated area of coin collecting. We charge an additional $15 per coin for die-variety attribution and the service is available for both coins that PCGS has previously graded and coins that are coming to us for the first time. Initial reaction to this new service has been very positive and we plan to expand die-variety attribution services into other popular coin series."

    The Morgan and Peace Silver Dollars have become one of the most popular series of U.S. coinage for collectors. Due to the large number of collectors and interest in the large number of die-varieties supported by the publication of the Comprehensive Catalogue, attribution of the specific die-varieties is important to the many serious collectors whose goal is to collect complete sets of these coins. In the Comprehensive Catalogue, experts estimate there to be over 100 million uncirculated Morgan and Peace Silver Dollars that have not been attributed by die-variety.

    Michael Haynes, Chief Executive Officer of Collectors Universe, added, "We believe the expansion of our coin service offerings to provide attributions represents a new growth opportunity for PCGS. In order to satisfy anticipated customer demand for this service, we have added experts in the areas of attribution to support these coins and other die-varieties going forward. Additionally, we have acquired publishing rights for the Comprehensive Catalogue and Encyclopedia of Morgan & Peace Dollars and are preparing to publish other books and online reference material relating to other coin series that have high levels of interest in die-varieties as expressed by collectors."

    About Collectors Universe
    Collectors Universe, Inc. is a leading provider of value added services to the high-end collectibles market. The Company authenticates and grades collectible coins, sports cards, autographs, stamps and currency. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia and collectible stamps. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

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    Forward Looking Information
    This news release contains statements regarding our expectations about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

    Our financial performance in the future may differ, possibly significantly, from our current expectations about our future financial performance as set forth in the forward looking statements contained in this news release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: the possibility of changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could result in reductions in the volume of authentication and grading submissions and, therefore, the fees we are able to generate; a lack of diversity in our sources of revenues and our dependence on coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions, with a resultant reduction in our revenues and in our income; the fact that five of our customers accounted for approximately 27% of our net revenues during fiscal 2005, which means that our operating result could decline if any of those customers were to terminate or significantly reduce the business that they conduct with us; our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results; increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services; the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses; the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses or reduce our overall profitability or cause us to incur losses; the risk that our strategy to exit the collectibles sales business and focus substantially all of our resources on our authentication and grading businesses will not be successful in enabling us to improve our profitability over the longer term or to grow our existing businesses or expand into new collectibles or high value asset markets; and. if we grow our business by acquiring any existing or commencing any new authentication and grading businesses, the risks that we will be unable to successfully integrate those businesses into our operations, that those businesses will not gain market acceptance; and that business expansion may result in a costly diversion of management time and resources and increase our operating expenses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005.

    Due to the above-described risks and uncertainties and those described in that Annual Report, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release.

     Contacts:

     Joe Wallace                           Brandi Piacente
     Chief Financial Officer               Investor Relations
     Collectors Universe                   The Piacente Group, Inc.
     949-567-1245                          212-481-2050
     Email: jwallace@collectors.com        Email: brandi@thepiacentegroup.com